UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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box, inc.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

JOHN R. MCCORMACK

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

On June 8, 2021, Jeffrey C. Smith, Managing Member and Chief Executive Officer of Starboard Value LP, took part in an interview at the Bloomberg Deals Summit. Portions of the transcript of the interview discussing the Company are pasted below:

Scott Deveau: “… I took from the letter that you recently wrote to BOX that you had tried a different approach there and now of course you’re in the midst of a proxy fight two years later from the initial investment. It looks like you tried to give them a bit longer of a leash and I wanted to ask you why was that and what lessons have you learned from it?”

Jeffrey Smith: “Look, this is an exception for some reason, and we’ll dig into it a little bit, but BOX is an exception. For the most part, we’ve been able to work with companies very, very successfully - either by going on the board - being welcomed on the board - or on the outside and work on metrics to transform the business and create a lot of value. So, the overwhelming majority of situations work out unbelievably well. BOX is an exception for some reason right now, and I’m not sure what I can point to, but you’re right. We made this investment over two years ago now, and we believed, we were told, that they were turning the corner, things were getting better, the operations were going to improve, the value was going to improve, and that the board was going to be able to hold management accountable and be able to make good decisions for the best interest of shareholders. And so we trusted that, we believed that the management team and the board were telling us the truth and that they understood that they needed to change how they were operating the business and that they were going to create value. And so we left, you know, good people in the boardroom to do that job for the best interest of shareholders, and we felt that it would be okay for us to remain on the outside and that specific shareholder representation in the boardroom may not be necessary at BOX. And we fully hoped and believed that BOX would be able to succeed on their own and be able to create a lot of value for shareholders.

So what’s changed? Unfortunately, Scott, as you know, the value really hasn’t been created, the stock really isn’t much higher than where it was when it IPO’d, and they’ve underperformed, depending on which index you look at, they’ve underperformed that index by over 200% and haven’t created enough value for shareholders from our standpoint, as well as from shareholders’ standpoint. So, we’re left in a situation where we feel like we need to get involved, but still, we would have probably tried to figure something out with them had it not been for their latest action, which is a massive head scratcher and probably one of the worst governance decisions we’ve seen a board make in a long, long time. So, that kind of left us in a position, where we no longer felt as comfortable…”

Scott Deveau: “Just to be clear, we’re talking about the KKR transaction where they issued $500 million in preferred shares?”

Jeffrey Smith: “Yeah, and I’ll go through some background on it, but we’re no longer in a position where… We think that the board, for whatever reason, either has their eye off of the ball or doesn’t truly understand what’s happening or, to some degree, may be complicit in it, but the financing itself doesn’t make any sense. So, let me just take you back a step. And then, let’s try and pretend we’re in the boardroom, and tell me how somebody can actually make this decision because I don’t see how there’s any valid business purpose for this decision.

So, let’s go back to December and kind of say, December - the company is sitting on over $200 million of net cash - over $200 million of net cash, and they are projected to produce this year about $175 million of free cash flow. So, this is not a company that needs money. They have plenty of money. They’re producing a lot of free cash flow. And then, in January, they go out and they do a regular way public convert deal and they raised $300-plus million. So $300-plus million they raised in January and the terms of that deal were 0% coupon, up 45% premium. So 0% coupon, 45% premium, and from our standpoint, we weren’t happy about that deal. We said, ‘What are you doing this for? Why? You don’t need the money - what are you doing this for?’

The stated purpose was to do acquisitions. We believe companies need to earn the right to do acquisitions and they haven’t been able to run their business well enough to be able to prove that they can do an acquisition, not get distracted, and be able to integrate it. They haven’t really done acquisitions. They’ve done, you know, they used that $300-plus million dollars, or $500 million total in cash, to do an acquisition of like $40-something million dollars, which they could have done just off the cash on the balance sheet. That’s all they’ve done.

Now to be clear, I’m not telling them to go do acquisitions. I’m not telling them [to say], ‘Oh Jeff, you’re wrong we’re going to do acquisitions.’ That would be a big mistake, but now they have this war chest. They have over $500 million of cash. They are producing $170 million of free cash flow in the year. And in January, they did this, this convert deal, 0% coupon, up 45%. So then, in April, when faced with a proxy contest - the threat of a proxy contest - right as our standstill is expiring, they announce a new transaction where they raised an additional $500 million. They already have over $500 million in cash. They are already producing $175 million in free cash flow. They announce they are going to do another financing for $500 million in cash, but the strange part about it, Scott, is the terms are garbage. They’re garbage - it doesn’t make any sense.

So, the new terms for this preferred are 3% and only a 20-something percent premium. They had, just three months earlier, they had just done 0% and 45% premium. So, if you’re in the boardroom and somebody comes in to you and says - and you’re an independent director - I don’t even understand the conversation. Somebody comes in and says, ‘Hey board, we have this great idea. We’re going to do a new financing.’ The first question should be, ‘Do we need the money? We’re sitting on five hundred million dollars in cash and we’re producing $175 million in free cash flow. Do we need the money?’ ‘No, we don’t need the money.’ ‘So, why are we doing this?’ ‘Oh, well we have a good idea. We’re going to do a $500 million new financing and it's going to have a 3% percent interest rate - dividend, coupon, whatever you want to call it - 3%.’ ‘Well, I don’t know, I don’t understand - we just did one three months ago that had 0% interest, so why are we paying 3%?’

‘Well, we must be - I imagine if I’m a board member – if we are paying 3% in interest when we used to pay 0% when we did our last deal, it must be because we’re going to get a higher premium. Has to be right?’ No. So the prior premium was 45%, this premium is 20-something percent. How does that make any sense? Why would you possibly do a deal at a higher interest rate and a lower premium? So maybe things have changed. So maybe you say, ‘Okay, you’re coming to us, you have a $500 million new deal you want to do and it’s got a higher coupon and it’s got a lower premium, so maybe conditions have changed. So is our public convert, which is out there - publicly traded - is our public convert trading at a massive discount to par? Because we just did that three months ago, it must be trading at [inaudible] percent of par for this to make any sense, for us to do that.’ No. The public convert is trading at 116. So, if you’re a board member and you’re watching this at all, you know that your public convert is trading at 116 with terms of 0%, up 45%, how do you possibly hand someone a new convert at 3%, up 20-something? It doesn’t make any sense. You would never do that.

So, just to complete that - the obvious answer as it relates to the KKR transaction is they bought votes. The KKR deal votes 11% of the shares. They used the $500 million to buy back stock, and they’re buying back stock at almost the same price that they issued the conversion price. There’s no valid business purpose.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Box, Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard Value L LP (“Starboard L GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Starboard X Master Fund Ltd (“Starboard X Master”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Peter A. Feld, Deborah S. Conrad, John R. McCormack and Xavier D. Williams.

As of the date hereof, Starboard V&O Fund beneficially owns directly 6,872,443 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, Starboard S LLC directly owns 1,275,334 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 746,496 shares of Common Stock. As of the date hereof, Starboard L Master directly owns 652,637 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 652,637 shares of Common Stock owned by Starboard L Master. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 746,496 shares of Common Stock owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of an aggregate of 1,399,133 shares of Common Stock owned by Starboard C LP and Starboard L Master. As of the date hereof, Starboard X Master directly owns 1,336,220 shares of Common Stock. As of the date hereof, 2,130,533 of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP, Starboard L Master and Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 13,013,663 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and Messrs. Smith and Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 13,013,663 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. As of the date hereof, Ms. Conrad directly beneficially owns 1,082 shares of Common Stock. As of the date hereof, Mr. McCormack directly beneficially owns 1,150 shares of Common Stock. As of the date hereof, Mr. Williams directly beneficially owns 1,100 shares of Common Stock.